Exhibit 4.19

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 5, 2013, is entered into by and between Top Ships Inc., a Marshall Islands corporation ("Seller"), and AMCI Products Limited, a Marshall Islands corporation ("Purchaser").

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, all of the issued and outstanding capital stock of certain subsidiaries of Seller;

NOW, THEREFORE, in consideration of the premises and mutual covenants and obligations hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

The following capitalized terms used in this Agreement shall have the following respective meanings:

"Additional Purchase Agreements" means the separate Stock Purchase Agreements, of even date herewith, between Purchaser and Seller with respect to the shares of Lichtenstein Shipping Company Limited and of Hongbo Shipping Company Limited, respectively.

"Affiliate" means a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

"Bank" means HSH Nordbank AG.

"Books and Records" means minutes books, stock books, stock ledgers, books of account, manuals, general, financial, warranty and shipping records, invoices, members, customer and supplier lists, correspondence, engineering, maintenance and operating records, advertising and promotional materials, credit records of customers and other documents, records and files, in each case related to the business of the Subsidiaries, excluding financial and tax books, records and files (or copies thereof) necessary for Seller to comply with its financial reporting and tax obligations.

"Cash Consideration" means an amount as specified on Schedule B hereto.

"Charterers" means Daelim Corporation, Perseveranza, Morgant and UACC.

"Contract" means any agreement, arrangement, contract, commitment, understanding, letter of intent, term sheet or other instrument, whether written or oral, together with each amendment, supplement or side letter relating thereto.

 "Control" including the terms "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.

"Liability" means all indebtedness, obligations and other liabilities and contingencies of a person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, including, without limitation, intercompany indebtedness, obligations and other intercompany liabilities and contingencies and suits, claims or litigation.

"Lien" means, with respect to any property or asset (including the Shares), any lien (statutory or otherwise), mortgage, pledge, charge, security interest, hypothecation, community property interest, equitable interest, servitude, option, right (including rights of first refusal), restriction (including restrictions on voting, transfer or other attribute of ownership), lease, license, other rights of occupancy, adverse claim, reversion, reverter, preferential arrangement or any other encumbrance in respect of such property or asset.

"Material Adverse Effect" means, with respect to Seller, a Subsidiary or Purchaser, any fact, change, effect, event or occurrence that (A) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets (including the Vessels), Liabilities, business, financial condition or results of operations of Seller, such Subsidiary or Purchaser, as the case may be, or (B) would prevent or materially delay Seller or Purchaser, as the case may be, from performing its obligations under this Agreement in any material respect; provided, however, that a Material Adverse Effect will not be deemed to result from or arise out of (a) any change in general economic conditions in any countries in which Seller, a Subsidiary or Purchaser operate which is not unique to, and does not disproportionately impact, Seller, a Subsidiary or Purchaser, as the case may be, (b) any change or event generally affecting companies operating in the industries or markets in which Seller, the Subsidiaries or Purchaser operates which is not unique to, and does not disproportionately impact, Seller, a Subsidiary or Purchaser, as the case may be, (c) any change in accounting requirements or in any law applicable to Seller, a Subsidiary or Purchaser, including the proposal or adoption of any new law or change in the interpretation or enforcement of any existing law, or (d) any change resulting from the execution of this Agreement or the consummation of any of the transactions contemplated hereby, including any change resulting from or arising out of any announcement relating to this Agreement or the transactions contemplated hereby.

"Morgant" means Morgant Navigation Corp.

 "Net Assumed Loan and Swap Amount" has the meaning specified on Schedule B hereto.

"Permitted Liens" means (i) Liens securing the Assumed Loans and Swaps, (ii) Liens for taxes that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (iii) statutory Liens of landlords and workers', carriers' and mechanics' or other like Liens incurred in the ordinary course of business consistent with past practices for amounts that are not yet due and payable or that are being contested in good faith, (iv) other maritime liens, charges and encumbrances incidental to the conduct of the business of a

Subsidiary or the ownership and operation of a Subsidiary's Vessel which do not in the aggregate materially detract from the value of such Subsidiary's Vessel or materially impair the use thereof in the operation of its business.

"Perseveranza" means Perseveranza DiNavigazione SPA.

"Purchase Price" means (a) the Cash Consideration and (b) the Net Assumed Loan and Swap Amount.

"Seller Disclosure Schedule" means the Disclosure Schedule to this Agreement of Seller, dated the date hereof.

"Shares" means all of the issued and outstanding capital stock, and all outstanding options, rights and warrants to purchase securities, of each of the Subsidiaries to be sold by Seller and purchased by Purchaser in accordance with the terms hereof.

"Stockholder Approval" means the approval by the stockholders of Seller of this Agreement and the Additional Purchase Agreements and the transactions contemplated hereby and thereby.

"Subsidiary" means each of the corporations listed on Schedule A hereto.

"Swap Counterparties" means HSH Nordbank AG.

"Vessels" means, collectively, the Evian, the Miss Marilena, the UACC Shams and the Britto which are owned by the Subsidiaries as reflected on Schedule A hereto, and each being individually referred to as a "Vessel".

ARTICLE II
PURCHASE AND SALE OF SHARES

SECTION 2.1.               Purchase and Sale of the Shares.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, transfer and deliver, and Purchaser will purchase from Seller, the Shares (free and clear of all Liens other than Liens securing the Assumed Loans and Swaps) for the Purchase Price.  Such payment of the Cash Consideration shall be paid in accordance with Section 2.3(a).

SECTION 2.2.               Closing.  The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Top Ships, Vass Sofias, Maroussi, Greece, at 10:00 a.m. (local time) on a date to be specified by the parties which shall be no later than fifteen (15) business days after satisfaction (or waiver as provided herein) of the conditions set forth in Article VI (other than those conditions that by their nature will be satisfied at the Closing), unless another time, date and/or place is agreed to in writing by the parties.  The date upon which the Closing occurs is herein referred to as the "Closing Date."  The Closing will be deemed effective as of 11:59 p.m. on the Closing Date (the "Effective Time").  By way of example, if the Stockholder Approval is obtained on September 25, 2013 and all other conditions are then satisfied, the Closing shall (unless otherwise agreed by the parties) take place no later than on October 16, 2013.

SECTION 2.3.               Transactions to be Effected at the Closing.

(a)           At the Closing, Purchaser will:

(i)           pay to Seller, by transfer of immediately available funds in accordance with instructions to be provided by Seller, the Cash Consideration;

(ii)          all copies of definitive documentation providing for assumption by Purchaser of the Assumed Loans and Swaps; and

(iii)         deliver to Seller all other documents, instruments or certificates required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement (including Section 6.1(b) hereof).

(b)           At the Closing, Seller will deliver to Purchaser:

(i)           a certificate or certificates representing the Shares duly endorsed or accompanied by stock powers duly endorsed in blank and with any required stock transfer tax stamps affixed or with evidence of payment of any stamp duty or any other applicable tax;

(ii)          all other documents and instruments necessary to vest in Purchaser all of Seller's right, title and interest in and to the Shares, free and clear of all Liens other than Liens securing the Assumed Loans and Swaps);

(iii)         all copies of the consents, approvals and notices obtained or provided to or from the Bank and the Swap Counterparties and the Charterers, as the case may be, in form and substance satisfactory to Purchaser (Purchaser having, prior to execution of this Agreement, seen the consents or proposed consent terms of such parties and determined them to be satisfactory), including definitive documentation providing for assumption by Purchaser of the Assumed Loans and Swaps as of the Closing Date;

(iv)         evidence of (A) Seller's assumption of the Excluded Liabilities, (B) the termination of the Contracts set forth on Schedule C, including any agreements between the Subsidiaries, on the one hand, and Seller or any Affiliate of Seller on the other hand and (C) the cancellation of any amounts or obligations owing by the Subsidiaries to Seller or any Affiliate of Seller;

(v)          the Books and Records;

(vi)         the resignations, effective as of the Closing, described in Section 6.1(a)(vi);

(vii)        a copy of (A) the certificate of incorporation, as amended (or similar incorporation or formation documents), of each Subsidiary, certified by the Registrar of Corporations (or comparable authority) of the jurisdiction in which each such entity is incorporated or organized, as of a date not earlier than three business days prior to the

Closing and accompanied by a certificate of the Secretary or Assistant Secretary of each such entity, dated as of the Closing, stating that no amendments have been made to such certificate of incorporation (or similar incorporation or formation documents) since such date and (B) all other organizational documents of each Subsidiary, certified by the Secretary or Assistant Secretary of each such entity;

(viii)       good standing certificates for each Subsidiary from the Registrar of Corporations (or comparable authority) of the jurisdiction in which case such entity is incorporated or organized dated as of a date not earlier than three business days prior to the Closing; and

(ix)         all other documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement (including Section 6.1 hereof).

SECTION 2.4.               Retained Assets and Liabilities.

(a)           Notwithstanding the sale and delivery of the Shares pursuant to Section 2.3, Purchaser and Seller hereby agree that Seller will not sell, assign, transfer or convey and Purchaser will not purchase, acquire or accept the right to (1) any insurance proceeds or other amounts received by Purchaser or Seller after the Effective Time relating to or arising from the period prior to the Effective Time, including those relating to the Zachello claim for UACC Shams (ex Tyrrhenian Wave), and (2) any amounts received with respect to accounts receivable for charterhire from Morgant or Perseveranza relating to periods prior to the Effective Time.  In respect of clause (2) of the immediately preceding sentence, Purchaser shall pay over to Seller all amounts in excess of $11,500 per day received from Perseveranza after the Effective Time until the earlier of (i) such time as the accounts receivable from Perseveranza relating to periods prior to the Effective Time are paid in full or (ii) such time as the charter for the Miss Marilena with Perseveranza is terminated.  If after the Effective Time, Purchaser terminates the charter for the Miss Marilena with Perseveranza in exchange for an early termination payment from Perseveranza, Purchaser shall pay Seller an amount equal to (x) $400,000 less (y) any amounts received by or paid to Seller with respect to payments from Perseveranza after the Effective Time pursuant to this Section 2.4(a), within ten (10) business days of the receipt of such early termination payment by wire transfer in accordance with instructions to be provided by Seller.

(b)           Notwithstanding the sale and delivery of the Shares pursuant to Section 2.3, except for obligations under the loan agreements secured by first priority mortgages on the Vessels owned by the Subsidiaries and obligations under outstanding interest rate swap arrangements each as specifically provided in Schedule 2.4(b) to the Seller Disclosure Schedule (the "Assumed Loans and Swaps"), neither Purchaser nor any Subsidiary of Seller (which becomes a subsidiary of Purchaser at the Effective Time) nor any of Purchaser's Affiliates shall assume or be obligated to pay or perform any other Liabilities of Seller or any Subsidiary existing at or prior to the Effective Time, which excluded Liabilities shall include any pre-Effective Time liabilities under contracts or other arrangements with Affiliates or third parties (such unassumed Liabilities, the "Excluded Liabilities").  From and after the Effective Time, Seller shall assume, pay and perform (when due) all Excluded Liabilities, and Purchaser shall pay and perform (when due), or shall cause the Subsidiaries to pay and perform (when due) all other Liabilities of or related to the Subsidiaries or the Vessels relating to the period after the Effective Time (the "Purchaser Assumed Liabilities").  Purchaser agrees to perform, or cause the Subsidiaries to perform, and be liable for, all post-Effective Time obligations under the Material Contracts (other than those Contracts set forth on Schedule C hereto which are to be terminated).

(c)           For the avoidance of doubt, other than the Assumed Loans and Swaps, Seller shall remain liable for any Liability, claim, cost, expense or litigation relating to and arising from (1) the ownership or operation of any Vessel prior to the Effective Time, (2) the conduct of the business of Seller and its Subsidiaries prior to the Effective Time and (3) the termination of any Contracts set forth on Schedule C hereto, including the agreements between Central Mare or any other Affiliate of Seller, including the management agreements, and the Subsidiary.

(d)           Any amounts received by Purchaser or by Seller which represent payment for services, accounts receivable or accruals relating to both pre-Effective Time and post-Effective Time periods shall be apportioned and paid over by Seller to Purchaser or by Purchaser to Seller, as applicable, in accordance with their relative rights thereto under this Section 2.4.  Invoices or other demands for payment received by Purchaser or by Seller after the Effective Time which reflect both Excluded Liabilities and Purchaser Assumed Liabilities shall be apportioned and satisfied by Seller and Purchaser, as applicable, in accordance with their respective obligations with respect thereto under this Section 2.4.

(e)           Within 45 days after the Closing Date, Seller will prepare and deliver to Purchaser a balance sheet, as of the Closing Date, for each Subsidiary prepared in accordance with generally accepted accounting practices in the United States.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows:

SECTION 3.1.           Incorporation.  Purchaser is a corporation validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has the power and authority to enter into, and perform all of its obligations under, this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

SECTION 3.2                No Conflicts.  The execution, delivery and performance by the Purchaser of this Agreement will not (with or without notice or lapse of time, or both) (i) result in any violation of any provision of its articles of incorporation or bylaws, (ii) conflict with or constitute breach of, or default under, or give any person the right to terminate or accelerate any payment due under, or result in the creation or imposition of any lien, encumbrance, security interest, pledge, mortgage, charge or other claim against it or any of its assets, under any agreement, contract, charter, lease, loan agreement, license, indenture, mortgage, note commitment or other arrangement to which it is a party or by which any of its assets may be bound (including any material Contract), or (iii) result in any violation of any applicable law, statute, rule or regulation or order, permit or authorization of any governmental authority or court.

SECTION 3.3                Consents.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any U.S. federal, state, local or foreign governmental authority or any other person is required in connection with Purchaser's execution, delivery and performance of this Agreement or its consummation of the transactions contemplated hereby.

SECTION 3.4                Authorization.  The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby are within Purchaser's corporate powers and have been duly authorized by all necessary corporate action on the part of Purchaser.  This Agreement constitutes a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms.

SECTION 3.5                Investment Representation.  Purchaser acknowledges that the Shares have not been registered under U.S. federal or state securities laws and are being sold in reliance upon an exemption therefrom.  Purchaser is acquiring the Shares for its own account for investment purposes only, and not with a view to the resale or distribution thereof.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows:

SECTION 4.1                Incorporation.  Seller is a corporation validly existing and in good standing under the laws of the Republic of the Marshall Islands, and has the power and authority to enter into, and perform all of its obligations under, this Agreement.  Except for the Stockholder Approval, this Agreement has been duly and validly authorized, executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

SECTION 4.2                No Conflicts.  The execution, delivery and performance by Seller of this Agreement will not (with or without notice or lapse of time, or both) (i) result in any violation of any provision of the articles of incorporation or bylaws or other governing instruments of Seller or any Subsidiary, (ii) except for required consents set forth on Schedule 4.3 of the Seller Disclosure Schedules, conflict with or constitute a breach or default under, or give any person the right to terminate and accelerate any payment due under, or result in the creation or imposition of any Lien, encumbrance, security interest, pledge, mortgage, charge, other claim under, any agreement, charter, contract, lease, loan agreement, license, indenture, mortgage, note, commitment or other arrangement, to which Seller or any Subsidiary is a party or by which any of its or their assets may be bound or (iii) result in any violation of any applicable law, statute, rule or regulation, order, permit or authorization of any governmental authority or court.

SECTION 4.3                Consents.  No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any governmental authority or any other person (including with respect to any Subsidiary) is required in connection with Seller's execution, delivery and performance of this Agreement or its consummation of the transactions contemplated hereby, other than those specifically set forth on Schedule 4.3 of the Seller Disclosure Schedules.

SECTION 4.4                Title to Shares.  Seller has, and will convey to Purchaser at the Closing, good and valid title to the Shares free and clear of any Liens, encumbrances or adverse claims of any kind, including any claims, Liens, pledges, options, stockholder agreements and voting agreements, other than the other than Liens securing the Assumed Loans and Swaps.  The sale and delivery of the Shares being purchased hereunder are not subject to any preemptive rights, rights of first refusal or other right or encumbrance in favor of or any other person.

SECTION 4.5                Subsidiaries.  Each Subsidiary has been duly incorporated and is validly existing in good standing under the laws of the jurisdiction of its incorporation and has the power and authority to conduct its business as it is now conducted.  The Shares constitute all of the issued and outstanding capital stock and other securities of the Subsidiaries.  There are no outstanding options, warrants or other rights to acquire any capital stock or other securities of any Subsidiary.  Schedule 4.5 of the Seller Disclosure Schedule lists each Subsidiary of the Seller, including its name, jurisdiction of incorporation or formation, its authorized, issued and outstanding capital stock and other outstanding securities, and the holders thereof and the names of its officers and directors.

SECTION 4.6                Authorization; Approvals.  (a) The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller other than the Stockholder Approval.  This Agreement constitutes a valid and binding agreement of Seller enforceable against Seller in accordance with its terms.

(b)           At a meeting duly called and held, the Seller's Board of Directors (the "Seller's Board") has (i) unanimously determined that this Agreement and the transactions contemplated hereby and the Additional Purchase Agreements and the transactions contemplated thereby are fair to and in the best interests of Seller and the Seller's stockholders, (ii) unanimously approved and declared advisable this Agreement and the Additional Purchase Agreements and the transactions contemplated hereby and thereby, (iii) unanimously recommended that the approval of this Agreement and the Additional Purchase Agreements and the transactions contemplated hereby and thereby be submitted to the Seller Stockholder Meeting (as defined below), and (iv) unanimously adopted the recommendation by the Seller's Board for approval of this Agreement and the Additional Purchase Agreements and the transactions contemplated hereby and thereby by the stockholders of Seller (such recommendation, the "Recommendation") (subject to Section 5.7(b)), which resolutions have not been subsequently rescinded, modified or amended in any respect.

(c)           Seller has taken all action required to be taken by it in order to exempt this Agreement and the Additional Purchase Agreements and the transactions contemplated hereby and thereby from, and this Agreement, the Additional Purchase Agreements and such transactions are exempt from, the requirements of any "moratorium", "control share", "fair price", "affiliate transaction",

"business combination" or other anti-takeover laws and regulations of the Republic of the Marshall Islands (or other applicable jurisdiction) or any comparable provisions contained in Seller's articles of incorporation (including Article L thereof) or bylaws.

SECTION 4.7                Capitalization.  The authorized capital of Seller consists of (i) 1,000,000,000 shares of Common Stock of which 17,147,535 are outstanding and (ii) 20,00,000,000 shares of Preferred Stock, par value $0.01 per share, none of which are outstanding.  There are no outstanding options, rights, warrants or other commitments of Seller or of any of the Subsidiaries to issue any capital stock or other securities of Seller or any of the Subsidiaries, and neither Seller nor any Subsidiary has any contingent or other obligation to purchase, redeem or otherwise acquire any of its capital stock or other securities.  The Common Stock of Seller is the only security of Seller whose holders having voting rights.

SECTION 4.8                Vessels.  (a)  Section 4.8(a) of the Seller Disclosure Schedule contains a list of all vessels owned by the Subsidiaries (the "Vessels") including the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, official number and flag state of each Vessel.  Other than the Vessels, none of the Subsidiaries owns, leases or charters any vessels.  Except as set forth in Section 4.8(a) of the Seller Disclosure Schedule, each Vessel has been operated in compliance with all Maritime Guidelines and Laws, except where such failure to be in compliance has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Subsidiaries are qualified to own and operate the Vessels under applicable Laws, including the Laws of each Vessel's flag state, except where such failure to be qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  Each Vessel has all national and international operating and trading certificates and endorsements, each of which is valid, that are required for the operation of such Vessel in the trades and geographic areas in which it is operated, except where such failure to be qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Each Vessel is classed by any of Lloyd's Register of Shipping, American Bureau of Shipping, Det Norske Veritas, Korean Register or a classification society which is a full member of the International Association of Classification Societies and is materially in class with all class and trading certificates valid through the date of this Agreement and, to the knowledge of Seller, (i) no event has occurred and no condition exists that would cause any such Vessel's class to be suspended or withdrawn, and (ii) each such Vessel is free of average damage affecting its class.

(c)           With respect to each of the Vessels, one of the Subsidiaries is the sole owner of such Vessel and has good title to such Vessel free and clear of all Liens other than Permitted Liens and those described in Seller's Annual Report on Form 20-F for the year ended December 31, 2012 (the "20-F").  Purchaser has, prior to execution of this Agreement, physically inspected each Vessel and accepted the condition thereof.

SECTION 4.9                Assets of the Subsidiaries.  (a) Each of the Subsidiaries has good and valid title to each of its assets, rights and properties, including its Vessel, free and clear of any Liens, charges and encumbrances of any kind, except for Permitted Liens.

(b)           The assets, rights and properties of the Subsidiaries, and their permits and authorizations with respect thereto, are all the assets, rights, properties, permits and authorizations required by it for the conduct of its businesses in all material respects as heretofore conducted and will provide Purchaser with the ability to own and operate such assets and properties and to conduct such businesses in substantially the same manner as they have been conducted heretofore.

SECTION 4.10              Contracts.

(a)           Section 4.10 of the Seller Disclosure Schedule lists the following Contracts (each a "Material Contract") to which any of the Subsidiaries is a party or a Vessel is subject or to which Seller is a party in relation to a Subsidiary or a Vessel:

(i)           each Contract, indenture, credit agreement, loan agreement, security agreement, mortgage, guarantee, note or other evidence of indebtedness, or other agreement relating to indebtedness in excess of $1,000,000, including all documents related to any sale/leaseback or other financing arrangement;

(ii)          each Contract relating to the financing of any Vessel;

(iii)         each Contract pursuant to which a Vessel is leased or chartered by Seller or any of the Subsidiaries to or from another person, including all charters, contracts of affreightment and other employment arrangements;

(iv)        each material operating agreement, management agreement, crewing agreement, brokerage agreement and other services agreement with respect to any Vessel;

(v)         each Contract, including any option, with respect to the purchase, sale chartering, leasing or financing of any Vessel;

(vi)        each Contract that grants any right of first refusal, right of first offer, purchase option or similar right or that limits or purports to limit the ability of Seller or any of the Subsidiaries to own, operate, charter, lease, sell, transfer, pledge or otherwise dispose of any Vessel;

(vii)       each voting agreement relating to Seller or any of the Subsidiaries or registration rights agreement relating to any of the Subsidiaries.

(b)           Seller has heretofore made available to Purchaser true and complete copies of each of the Material Contracts (including any amendments, supplements or side letters with respect thereto) set forth in Section 4.10 of the Seller Disclosure Schedule. All Material Contracts are in full force and effect.  Each of the Material Contracts is a legal and valid obligation of, and enforceable in accordance with its terms against, the respective parties thereto.  Except as disclosed in the 20-F, neither Seller nor any of the Subsidiaries is in material violation or breach of or default under (or with notice or lapse of time, or both, would be in violation or breach of or default under) the terms of any such Material Contract.  To the knowledge of Seller, no other party to any Material Contract is in material breach of or in default under such Material Contract or advised Seller that it will not perform any of its material obligations under any such Material Contract.  Neither Seller nor any of the Subsidiaries has received any notice of breach, default or termination or non-renewal (or proposed breach, default, termination or non-renewal) with respect to any Material Contracts.

SECTION 4.11              Litigation; Claims.  (a) There is no arbitration, lawsuit, claim, investigation or proceeding (each, an "Action") pending or, to the knowledge of Seller, threatened in writing against Seller or any of the Subsidiaries that (a) challenges or seeks to enjoin, alter, prevent or delay the transactions contemplated hereby or (b) has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.  No officer or director or any of the Subsidiaries or is a defendant in any Action commenced by any stockholder of Seller or any of the Subsidiaries with respect to the performance of his duties as an officer or a director of Seller or any such Subsidiary under any applicable law, rule or regulation of any jurisdiction.  There is no unsatisfied judgment, penalty or award against Seller or any of the Subsidiaries.  Neither Seller nor any of the Subsidiaries is subject to any orders or decrees of governmental authority, court or arbitral body that have had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)           There are no outstanding insurance claims with respect to any assets or business of any Subsidiary.  To the knowledge of Seller, there are no other claims by or against any person with respect to the assets or business of any Subsidiary or any grounds therefor.

SECTION 4.12              Certain Business Practices.  None of the Subsidiaries nor any director, officer, agent or employee of any of the Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of any of the Subsidiaries, (b) paid any bribe or kickback, illegal political contribution, payment from corporate funds which was incorrectly recorded on the books and records of any of the Subsidiaries or made any unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act or the U.K. Bribery Act, or (c) made any other unlawful payment.

SECTION 4.13              Taxes.  Seller and the Subsidiaries have filed all U.S. Federal, state, local and non-U.S. tax returns that are required to be filed and have paid all taxes (including any assessments, fines or penalties) shown by such returns or otherwise assessed, which are due and payable, except for any such taxes, assessments, fines or penalties currently being contested in good faith and for which they have provided adequate reserves; and there is no tax deficiency which has been or might reasonably be expected to be asserted or threatened against the Company or any of the Subsidiaries.

SECTION 4.14              No Fees.  No finder's, broker's, financial advisory or other fees or commissions are payable to any person by Seller or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4.15              No Other Representations or Warranties.  Other than the representations and warranties expressly contained in this Article IV, Seller makes no other representations or warranties, express or implied, relating to the Subsidiaries, the Shares, the Vessels or the transactions contemplated hereby, and any such other representation or warranty is hereby disclaimed.

ARTICLE V
COVENANTS AND AGREEMENTS

SECTION 5.1.               Conduct of Business.  Prior to the Closing (or the earlier termination of this Agreement), Seller agrees not to allow any of the Subsidiaries to (i) effect any change in its authorized capitalization, including any securities issuance, stock split, stock dividend, recapitalization, reorganization or reclassification; (ii) incur any material Liability outside the ordinary course of business; (iii) dispose of assets or subject any assets to any Lien, claim or encumbrance; (iv) declare or pay any dividend or make any distribution or redeem or repurchase any of its outstanding securities; (v) issue any options, warrants or other rights to acquire securities; (vi) enter into any Material Contract; (vii) make any capital expenditure in excess of $20,000 without the prior written consent of Purchaser; (viii) conduct its business other than in the ordinary course consistent with past practice; or (ix) agree to do any of the foregoing.

SECTION 5.2.               Stockholder Meeting; Regulatory Undertaking.  (a) Seller has taken or shall take, as soon as reasonably practicable following the date of this Agreement, all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "Seller Stockholders Meeting") for the sole purpose of seeking the Stockholder Approval. Seller shall (i) prepare and cause a proxy statement (the "Proxy Statement",) and other appropriate solicitation materials, relating to the Stockholder Approval to be mailed to Seller's stockholders as promptly as practicable after the date of this Agreement and (ii) subject to Section 5.7(b), solicit the Stockholder Approval.  The Seller's Board shall recommend to the holders of shares of Common Stock of Seller that they give the Stockholder Approval and shall include such recommendation in the Proxy Statement, except to the extent that Seller's Board shall have made a change in Recommendation as permitted by Section 5.7(b). Seller agrees that its obligations to hold the Seller Stockholders Meeting pursuant to this Section 5.2(a) shall not be affected by the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or by the making of any change in Recommendation.

(b)           Purchaser shall have the right to review and comment on the Proxy Statement and any proxy solicitation materials prior to their dissemination and shall provide such information as Seller may reasonably request for inclusion in the Proxy Statement.

(c)           Prior to the date of this Agreement, Purchaser has received voting agreements, substantially in the form of Exhibit A to this Agreement, from the holders of the outstanding common stock of Seller specified on Schedule D hereto.

(d)           Subject to the terms and conditions of this Agreement, Seller shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any governmental authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions by Seller or its Subsidiaries permitted by Section 5.7(b).

SECTION 5.3.               Indemnification.  (a)  Subject to the limitations set forth in this Section 5.3, Purchaser hereby agrees to indemnify and hold harmless Seller and Seller's Affiliates (collectively, the "Seller Indemnified Parties") from and against any losses, claims, damages, liabilities, costs and expenses, including, without limitation, taxes, interest, penalties and attorneys' fees and expenses (collectively "Damages"), asserted against, resulting to, imposed upon or incurred by any Seller Indemnified Party, directly or indirectly, by reason of or resulting from (i) a breach by Purchaser of any covenant or agreement of Purchaser in this Agreement, including with respect to the Purchaser Assumed Liabilities or the Assumed Loans and Swaps, or (ii) any misinterpretation or breach of a warranty of Purchaser in this Agreement.

(b)           Subject to the limitations set forth in this Section 5.3, Seller hereby agrees to indemnify and hold harmless Purchaser and Purchaser's Affiliates (collectively, the "Purchaser Indemnified Parties") from and against any Damages asserted against, resulting to, imposed upon or incurred by any Purchaser Indemnified Party, directly or indirectly, by reason of or resulting from (i) a breach or violation of any covenant or agreement of Seller in this Agreement, including with respect to Excluded Liabilities, or (ii) any misrepresentation or breach of warranty of Seller in this Agreement.

(c)           If any investigation, action or other proceeding (each a "Proceeding") is initiated against any Seller Indemnified Party or Purchaser Indemnified Party (each for this purpose an "Indemnitee") by any third party and such Indemnitee intends to seek indemnification from the Seller or Purchaser (each for this purpose an "Indemnitor"), as applicable, under this Section 5.3 on account of its involvement in such Proceeding, then such Indemnitee will give prompt notice to the applicable Indemnitor of such Proceeding; provided, that the failure to so notify such Indemnitor will not relieve such Indemnitor of its obligations under this Section 5.3, but will reduce such obligations by the amount of damages or increased costs and expenses attributable to such failure to give notice.  Upon receipt of such notice, such Indemnitor will diligently defend against such Proceeding on behalf of such Indemnitee at its own expense using counsel reasonably acceptable to such Indemnitee; provided, that if such Indemnitor fails or refuses to conduct such defense, or such Indemnitee has been advised by counsel that it may have defenses available to it which are different from or in addition to those available to such Indemnitor, or that its interests in such Proceeding are adverse to such Indemnitor's interests, then such Indemnitee may defend against such Proceeding, with one counsel selected by Indemnitee who shall be reasonably acceptable to Indemnitor, at such Indemnitor's expense.  Such Indemnitor or Indemnitee, as applicable, may participate in any Proceeding being defended against by the other at its own expense, and will not settle any Proceeding without the prior consent of the other, which consent will not be unreasonably withheld; provided, that the consent of an Indemnitor is not required if such Indemnitor failed or refused to defend the Indemnitee in the Proceeding that is being settled.  Such Indemnitor and Indemnitee will cooperate with each other in the conduct of any such Proceeding.

(d)           Claims for indemnification under Section 5.3(a)(ii) and 5.3(b)(ii) may only be asserted within the following time periods:

(A)        claims arising out of (i) any breach of Sections 4.1, 4.4, 4.5, 4.6(a), 4.9(a), 4.12, 4.13 and 4.14 (collectively, "Seller's Fundamental Warranties"), or (ii) any breach of Sections 3.1 and 3.4 (collectively, "Buyer's Fundamental Warranties"), and any claims arising out of fraud, may be asserted at any time; and

(B)         all other claims may be asserted for a period of 18 months after the Closing Date.

(e)           Notwithstanding any other provision hereof:

(A)         no Indemnitor will have any indemnification obligations under Section 5.3(a)(ii)(exclusive of a breach involving any of Purchaser's Fundamental Warranties or fraud) or Section 5.3(b)(ii) (exclusive of a breach involving any of Seller's Fundamental Warranties or fraud) unless and until the claims asserted against such Indemnitor exceed 1% of the Cash Consideration in the aggregate (the "Basket Amount"), in which case such Indemnitor shall only be liable for the amount by which the aggregate of all such claims exceeds the Basket Amount;

(B)         Seller's aggregate indemnification obligations under Section 5.3(b) are capped at the Purchase Price;

(C)         Neither party will have any liability (for indemnification or otherwise) for any claims (i) for punitive, exemplary, or special damages of any nature, (ii) for indirect or consequential damages, including damages for lost profit, lost business opportunity, or damage to business reputation, or (iii) that, at the time notice thereof is delivered to the other party, are contingent, speculative, or unquantified;

(D)         The amount of losses for which an Indemnitee may be entitled to seek indemnification under this Agreement will be reduced by the amount of any insurance proceeds or other payments from third parties received by such Indemnitee with respect to such loss and the amount of any deduction, credit or other Tax benefit that such Indemnitee is entitled to with respect to such loss.  If an Indemnitee, after having received any indemnification payment pursuant to this Agreement with respect to a loss, subsequently receives any insurance proceeds or other payment or recognizes any deduction, credit or other Tax benefit with respect to such loss, such Indemnitee will promptly refund and pay to the Indemnitor an amount equal to such insurance proceeds, payment, or other benefit;

(E)         Each Indemnitee will use its commercially reasonable efforts to mitigate any losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement; and

(F)         If an Indemnitee is indemnified for any losses pursuant to this Agreement with respect to any claim by a third party, then the Indemnitor will be subrogated to all rights and remedies of the Indemnitee against such third party, and the Indemnitee will cooperate with and assist the Indemnitor in asserting all such rights and remedies against such third party.

(f)           THE PARTIES HERETO AGREE THAT, EXCEPT IN THE CASE OF FRAUD, (X) THE INDEMNIFICATION PROVISIONS CONTAINED IN SECTION 5.3 CONSTITUTE THE SOLE AND EXCLUSIVE REMEDIES OF THE PARTIES HERETO FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY COVENANT OR OBLIGATION CONTAINED IN THIS AGREEMENT, AND (Y) TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER RIGHTS AND REMEDIES OF THE PARTIES ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT ARE HEREBY WAIVED AND RELEASED; PROVIDED THAT NOTHING HEREIN SHALL LIMIT OR IMPAIR A PARTY'S RIGHT TO OBTAIN SPECIFIC PERFORMANCE OR OTHER INJUNCTIVE RELIEF WITH RESPECT TO ANY SUCH BREACH OF ANY SUCH REPRESENTATION, WARRANTY, COVENANT OR OBLIGATION.

(g)           Any indemnification payments under this Section 5.3 will be treated, for tax purposes, as adjustments to the Purchase Price.

SECTION 5.4.               Release of Guarantees.  Purchaser agrees to use its commercially reasonable best efforts to cause the Bank and the Swap Counterparties to release in full, contingent upon and effective as of the Closing of this Agreement, all Liabilities, guarantees and other obligations of Seller and its Affiliates (other than the Subsidiaries) with respect to the Assumed Loans and Swaps (including, without limitation, by means of providing substitute guarantees thereof from Purchaser).

SECTION 5.5.               Public Announcements.  Seller and Purchaser shall consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable laws or any listing agreement with or rule of any securities exchange, neither Seller or Purchaser shall issue any such press release or make any such public statement without the consent of the other party.

SECTION 5.6.               Notifications.  Each of Seller and Purchaser shall promptly notify the other of:

(a)           any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

(b)           any notice or other communication from any governmental authority in connection with the transactions contemplated by this Agreement;

(c)           any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting Seller or any of its Subsidiaries or Purchaser, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement;

(d)           any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause any of the conditions set forth in Article VI not to be satisfied; and

(e)           any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

SECTION 5.7.               No Solicitation.  (a) Subject to Section 5.7(b), after the date hereof and prior to the earlier of the termination of this Agreement pursuant to Article VII and the Effective Time, Seller and the Subsidiaries shall not, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to Seller or any of the Subsidiaries or afford access to the business, properties, assets, books or records of Seller or any of the Subsidiaries to any third party with respect to inquiries regarding, or the making or, an Acquisition Proposal, (iii) fail to make, withdraw or modify the Recommendation of Seller's Board that stockholders vote in favor of Stockholder Approval, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Seller or any of its Subsidiaries, or (v) approve, recommend or enter into (or publicly propose to do any of the foregoing) any agreement in principle, letter of intent, merger agreement, acquisition agreement or similar instrument relating to an Acquisition Proposal.  For purposes hereof, "Acquisition Proposal" means any offer, proposal or indication of interest by a third party relating to any transaction or series of transactions involving (A) any acquisition or purchase, directly or indirectly, of 15% or more of the consolidated assets of Seller and/or any of the Subsidiaries, (B) any tender offer or exchange offer that, if consummated, would result in a third party beneficially owning 15% or more of the voting securities of Seller, or (C) a merger, consolidation, share exchange, recapitalization or similar transaction involving Seller or any of the Subsidiaries.

(b)           Notwithstanding the foregoing:

(i)           Prior to the Seller Stockholder Meeting, Seller, directly or indirectly through its representatives, may (A) engage in negotiations or discussions with any third party that has made (and not withdrawn) after the date of this Agreement a bona fide, written Acquisition Proposal that (x) did not result from a breach or violation of the provisions of Section 5.7(a), and (y) the Seller's Board reasonably believes in good faith, after consulting with its outside legal and financial advisors, would reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such third party or its representatives or its financing sources non-public information relating to Seller or any of the Subsidiaries pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Purchaser) with such third party with terms no less favorable to Seller than those contained in Seller's confidentiality agreement with Purchaser and containing additional provisions that expressly permit Seller to comply with the terms of this Section 5.7 if, in the case of either clause (A) or (B), the Seller's

Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law and Seller shall have provided Purchaser two (2) business days notice of its intention to take any action discussed in clause (A) or (B); provided that all such information provided or made available to such third party (to the extent that such information has not been previously provided or made available to Purchaser) is provided or made available to Purchaser prior to or substantially concurrently with the time it is provided or made available to such third party.

(ii)           Prior to the Seller Stockholder Meeting, Seller may, following receipt of and on account of a Superior Proposal, terminate this Agreement to enter into a definitive agreement with respect to, a Superior Proposal, or the Seller's Board may change its Recommendation in connection with such Superior Proposal, if such Superior Proposal did not result from a breach or violation of the provisions of Section 5.7 and the Seller's Board reasonably determines in good faith, after consultation with outside legal and financial advisors, that in light of such Superior Proposal, the failure of the Seller's Board to take such action is reasonably likely to result in a breach of its fiduciary duties under applicable law; provided, however, Seller shall not be entitled to terminate this Agreement or change the Seller's Board's Recommendation in connection with a Superior Proposal unless (A) Seller promptly notifies Purchaser, in writing, at least five (5) business days (the "Notice Period") before making such a change of Seller's Board Recommendation or terminating this Agreement to enter into (or causing a Subsidiary to enter into) a definitive agreement with respect to a Superior Proposal, of its intention to take such action with respect to such Superior Proposal, which notice shall state expressly that Seller has received an Acquisition Proposal that the Seller's Board has determined to be a Superior Proposal and that the Seller's Board intends to change its Recommendation and/or Seller intends to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; (B) Seller attaches to such notice the most current version of the proposed agreement and the identity of the third party making such Superior Proposal; (C) during the Notice Period, if requested by Purchaser, Seller has, and has directed its representatives to, engaged in negotiations with Purchaser in good faith to amend this Agreement or increase the Purchase Price in such a manner that such Superior Proposal ceases to constitute a Superior Proposal; and (D) following the Notice Period, the Seller's Board shall have determined in good faith, taking into account any changes to this Agreement or increase to the Purchase Price made or proposed in writing by Purchaser, that such Superior Proposal continues to constitute a Superior Proposal; provided, however that with respect to any applicable Superior Proposal, any amendment to the financial terms or any other material amendment to a term of such Superior Proposal shall require a new written notice by Seller and a new Notice Period, and no such termination of this Agreement by Seller or change in the Seller's Board's Recommendation in connection with such Superior Proposal may be made during any Notice Period.

(c)           Seller and the Seller's Board shall not take any of the actions referred to in Section 5.7 (b) unless Seller shall have first complied with the applicable requirements of this Section 5.7 (c).  Seller shall notify Purchaser promptly (but in no event later than 24 hours) after receipt by

Seller (or any of its representatives) of any Acquisition Proposal, including the material terms and conditions thereof and the identity of the person making such Acquisition Proposal and its proposed financing sources, and shall keep Purchaser reasonably informed on a prompt basis (but in any event no later than 24 hours) as to the status (including changes or proposed changes to the material terms) of such Acquisition Proposal.  Seller shall also notify Purchaser promptly (but in no event later than 24 hours) after receipt by Seller of any request for non-public information relating to Seller or any of the Subsidiaries or for access to the business, properties, assets, books or records of Seller or any of the Subsidiaries by any third party that has informed Seller that it is considering making, or has made, an Acquisition Proposal.

(d)           Definition of Superior Proposal.  For purposes of this Agreement, "Superior Proposal" means a bona fide, unsolicited written Acquisition Proposal (provided that, for the purposes of this definition, references to "15%" in the definition of Acquisition Proposal shall be deemed replaced with references to "100%") that (i) is not subject to any financing condition and for which financing has been fully committed or is on hand (with respect to which Purchaser has received written evidence of such person's ability to fully finance its Acquisition Proposal), (ii) the Seller's Board determines in good faith, after considering the advice of its outside counsel and its financial advisor, is reasonably likely to be consummated in accordance with its terms, taking into account all aspects of the proposal and the identity of the person making the Acquisition Proposal, and (iii) the Seller's Board determines in good faith, after considering the advice of its financial advisor, would result in a transaction more favorable, from a financial point of view to Seller's stockholders than the transactions contemplated by this Agreement and the Additional Purchase Agreements (taken as a whole), after taking into account any amendment to this Agreement or increase the Purchase Price proposed by Purchaser.

ARTICLE VI
CLOSING CONDITIONS

SECTION 6.1.               (a) The obligation of Purchaser to purchase the Shares from Seller is subject to the satisfaction, or waiver by Purchaser, of the following conditions:

(i)           The representations and warranties of Seller set forth herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.  Seller shall have timely performed all of its obligations hereunder to be performed by it on or prior to such date.  Seller shall at Closing have delivered to Purchaser a certificate to the foregoing effect and to the effect that all other conditions to the Closing to be satisfied by Seller have been satisfied;

(ii)          The Stockholder Approval shall have been obtained and all other necessary approvals, authorizations, consents or waivers from any governmental authority shall have been obtained on terms reasonably acceptable to the Purchaser;

(iii)         Any required consent with respect to the Assumed Loans and Swaps shall have been obtained on terms reasonably acceptable to Purchaser (Purchaser having, prior to execution of this Agreement, seen the consents or proposed consent terms of such parties and determined them to be satisfactory) and satisfactory evidence thereof shall have been provided to Purchaser, including definitive documentation providing for assumption by Purchaser of the Assumed Loans and Swaps as of the Closing Date;

(iv)        Any required consent of the Charterers under existing charters for the Vessels shall have been obtained on terms reasonably acceptable to Purchaser (Purchaser having, prior to execution of this Agreement, seen the consents or proposed consent terms of such parties and determined them to be satisfactory) and satisfactory evidence thereof shall have been provided to Purchaser;

(v)         Seller shall at Closing have tendered stock certificates evidencing the Shares, duly endorsed in blank and free and clear of any Liens other than other than Liens securing the Assumed Loans and Swaps;

(vi)        The officers and directors of each of the Subsidiaries shall have tendered their resignations;

(vii)       Each of the Contracts listed on Schedule C hereto shall have been terminated without cost to Purchaser or any of the Subsidiaries;

(viii)      Seller shall have taken all actions necessary to assume, and shall have assumed, all Excluded Liabilities from the Subsidiaries;

(ix)         During the period from the date of this Agreement until the Closing, no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on the Subsidiaries, taken as a whole; or

(x)          There shall be pending no litigation against any of Seller, Purchaser or any Subsidiary seeking to delay or enjoin the transactions contemplated hereby or by the Additional Purchase Agreements or which, if decided adversely to Seller or any Subsidiary, would have a Material Adverse Effect on any of them; and

(xi)         No default by the Seller or breach of any representation, warranty, covenant or agreement by the Seller shall exist under an Additional Purchase Agreement nor shall any Additional Purchase Agreement have been terminated.

(b)           The obligation of Seller to sell the Shares to Purchaser is subject to the satisfaction, or waiver by Seller, of the following conditions:

(i)           The representations and warranties of Purchaser set forth herein shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date.  Purchaser shall have timely performed all of its obligations hereunder to be performed by it on or prior to such date.  Purchaser shall have delivered to Seller a certificate to the foregoing effect and to the effect that all other conditions to the Closing to be satisfied by Purchaser have been satisfied;

(ii)          The Stockholder Approval shall have been obtained and all necessary approvals, authorizations, consents or waivers from any governmental authority shall have been obtained;

(iii)         Purchaser shall at Closing have tendered to Seller payment in full of the Cash Consideration for the Shares;

(iv)        Seller shall have received evidence reasonably satisfactory to Seller that the Bank and the Swap Counterparties have released in full all Liabilities, guarantees and other obligations of Seller and its Affiliates (other than the Subsidiaries) with respect to the Assumed Loans and Swaps; and

(v)         There shall be pending no litigation against any of Seller, Purchaser or any Subsidiary seeking to delay or enjoin the transactions contemplated hereby.

ARTICLE VII
TERMINATION AND AMENDMENT

SECTION 7.1.               Termination.  This Agreement may be terminated at any time:

(a)           by mutual written consent of Purchaser and Seller;

(b)           by either Purchaser or Seller if (i) there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement which breach has not been cured within five business days following receipt by the breaching party of notice of such breach and which breach is reasonably likely to have a Material Adverse Effect, or (ii) if any permanent injunction or other order of a court or other competent authority preventing the consummation of the transactions contemplated hereby shall have become final and non-appealable;

(c)           by Seller, prior to receipt of the Stockholder Approval, in accordance with Section 5.7(b), provided that Seller pays to Purchaser the Termination Fee amount due pursuant to Section 7.5(b) in accordance with the terms specified therein, and immediately following termination of this Agreement Seller (or its Subsidiaries) enters into a definitive agreement with respect to a Superior Proposal;

(d)           by Purchaser, if an Additional Purchase Agreement has been terminated and if Seller was obligated to pay Purchaser a termination fee as a result of such termination under such terminated Additional Purchase Agreement, Seller shall pay to Purchaser the Termination Fee amount due pursuant to Section 7.5(b) hereof in accordance with the terms specified therein upon termination of this Agreement pursuant to this Section 7.1(d);

(e)           by either Purchaser or Seller if, for any reason, the Closing shall not have occurred on or before November 30, 2013; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or prior to such date; or

(f)           by either Purchaser or Seller if any required approval of the stockholders of Seller of this Agreement and the transactions contemplated hereby shall not have obtained by reason of the failure to obtain the required affirmative vote at a duly held meeting of stockholders or at any adjournment thereof.

SECTION 7.2.               Effect of Termination.  In the event of termination of this Agreement by either Seller or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchaser or Seller or their respective officers or directors except (y) with respect to Sections 4.14, 7.5 and this Section 7.2 and (z) to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement.

SECTION 7.3.               Amendment.  This Agreement may be amended by the parties hereto at any time before or after any required approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller, but, after any such approval, no amendment shall be made which by law requires any further approval by such stockholders without such further approval.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.4.               Extension; Waiver.  Any party may:  (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements, covenants or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, and no such extension or waiver shall be construed as an extension or waiver of any other obligation, inaccuracy or compliance with any other provision.

SECTION 7.5.               Fees and Expenses.  (a) Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that Purchaser agrees to pay up to $25,000 of legal fees and expenses incurred in connection with the preparation, negotiation and execution of definitive documentation providing for the assumption by Purchaser of the Assumed Loans and Swaps.

(b)           If this Agreement is terminated by Seller pursuant to Section 7.1(c) or, if applicable, Section 7.1(d), then Seller shall pay to Purchaser, in immediately available funds, the Termination Fee at the time of such termination.  "Termination Fee" means $666,667.  Purchaser agrees that, upon any termination of the Agreement under circumstances where the Termination Fee is payable by Seller and such Termination Fee is paid in full, Purchaser shall be precluded from any other remedy against Seller, at law in equity or otherwise, and Purchaser shall not seek any other recovery, judgment or damages of any kind.

SECTION 7.6.               Further Assurances.  At any time and from time to time both before and after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts and things as may be necessary or desirable to carry out the transactions contemplated hereunder.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1.               Governing Law and Choice of Forum.  This Agreement shall be governed by and construed under the law of the State of New York without regard to its choice of law provisions. Any proceeding commenced by either party hereto seeking to enforce any provision of, or arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought in New York state or federal court located in New York County in the State of New York, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts in any such proceeding and irrevocably varies, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of the venue of such proceeding in any such court of that any such proceeding brought in any such court has been brought in an inconvenient forum.

SECTION 8.2.               Assignment.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder shall be assignable by either Seller or Purchaser without the other's prior written consent.

SECTION 8.3.               Notices.  All notices, requests, claims, demands and other communications required or permitted to be given hereunder will be in writing and will be given when delivered by hand or sent by registered or certified mail (postage prepaid, return receipt requested) or by overnight courier (providing proof of delivery) or by telecopy (providing confirmation of transmission).  All such notices, requests, claims, demands or other communications will be addressed as follows:

(a)           if to Purchaser, to:

AMCI Products Limited c/o AMCI Poseidon 475 Steamboat Road, 2nd Floor Greenwich, CT 06830 Telephone No.: +1 (203) 531-3820 Fax No.: +1 203-625-9231 Attention: Chief Executive Officer

With a copy to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 10178 Telephone No.: (212) 309-6050

Fax No.: (212) 309-6001 Attention: Stephen P. Farrell

(b)          If to Seller, to:

Top Ships Inc. 1 Vass Sofias, Maroussi 15124 Greece Telephone No.: 011-30-210-8128182 Fax No.: 011-30-210-6141272 Attention: Alexandros Tsirikos, Chief Financial Officer

With a copy to:

Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 Telephone No.: (212) 574-1223 Fax No.: (212) 480-8421 Attention: Gary J. Wolfe

or such other address as Seller or Purchaser shall have specified to the other party in writing in accordance with Section 8.3.

SECTION 8.4.               Binding Effect.  The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

SECTION 8.5.               Section and Other Headings; Interpretation.  The section and other headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 8.6.               Counterparts.  This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

SECTION 8.7.               Entire Agreement; Waiver, Amendment.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings or undertakings, written or oral.  Neither this Agreement nor any provision hereof shall be waived, amended, modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, amendment, modification, change, discharge or termination is sought.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

TOPS SHIPS INC.

By:	/s/ Alexandros Tsirikos
Name:	Alexandros Tsirikos
Title:	Attorney-in-fact

AMCI PRODUCTS LIMITED

By:	/s/ Stamatis Molaris
Name:	Stamatis Molaris
Title:	Director

Schedule A

1.           Jeke Shipping Company Limited (owner of the Evian)

2.           Warhol Shipping Company Limited (owner of the Miss Marilena)

3.           Indiana R Shipping Company Limited (owner of the UACC Shams)

4.           Britto Shipping Company Limited (owner of the Britto)

Schedule B

Cash Consideration

An amount equal to $103,000,000 minus (a) the outstanding debt under the loan agreements of the Subsidiaries or of the Seller in relation to the Subsidiaries or the Vessels as of the Closing Date, plus (b) the retention cash under each such loan agreement as of the Closing Date, minus (c) any obligations under the swap arrangements relating to the Subsidiaries or the Vessels as of the date five days before the Closing Date, as evidenced by HSH valuation to be provided five days before Closing Date (the sum of (a), (b) and (c), the "Net Assumed Loan and Swap Amount").

Schedule C

Contracts to be Terminated

-Management Agreements between the Subsidiaries and Central Mare

-All other Related Party Agreements, other than the ship brokerage agreements with Central Shipbroking Limited set forth on Schedule 4.10 to the Seller Disclosure Schedules with respect to the existing bareboat charters for the Vessels

Schedule D

Seller Shareholder Voting Agreements

Sovereign Holdings Inc.

[Evangelos Pistiolis]

Exhibit A

[Form of Voting Agreement]

VOTING AGREEMENT

September ___, 2013

AMCI Products Limited
c/o AMCI Poseidon
475 Steamboat Road, 2nd Floor
Greenwich, CT 06830

Re:           Voting of Common Stock of Top Ships Inc.

Gentlemen:

In order to induce AMCI Products Limited ("Purchaser") to execute and deliver those certain Stock Purchase Agreements, each dated as of September 5, 2013 (the "Stock Purchase Agreements"), by and between Top Ships Inc. ("Seller") and Purchaser pursuant to which Seller is selling all of the outstanding Common Stock and other securities of certain of its subsidiaries to Purchaser, the undersigned is entering into this agreement with Purchaser.

The undersigned beneficially owns ______ shares of Common Stock of Seller.  The undersigned hereby revokes any and all proxies and voting agreements it has heretofore given or entered into with respect to such shares of Common Stock and other securities.

Until such time as any of the Stock Purchase Agreements are terminated in accordance with their terms (at which time this voting agreement shall also terminate), the undersigned hereby agrees to vote, or cause to be voted, at each meeting of stockholders of Seller (or pursuant to any written consent of the stockholders of Seller) at which such stockholders consider a proposal to approve any of the Stock Purchase Agreements and the transactions contemplated thereby, all shares of Common Stock beneficially owned by it, in favor of such proposal and against any other proposal which might delay or inhibit or conflict with the transactions contemplated by the Stock Purchase Agreements.

Prior to the earlier of the completion of the Closing under each of the Stock Purchase Agreements and the termination of each of the Stock Purchase Agreements in accordance with their respective terms, the undersigned will not sell or dispose of any shares of Common Stock it beneficially owns or engage in any other transaction which would impair its ability to fulfill its obligations hereunder.

The voting agreement contained herein may not be revoked, except by an amendment, modification or termination signed by each of the parties hereto.

The invalidity or unenforceability of any provision of this Voting Agreement shall not affect the validity or enforceability of any other provision of this Voting Agreement.  In addition to any and all other remedies that may be available at law in the event of any breach of this Voting Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations hereunder of the parties hereto and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

This Voting Agreement shall be governed by and construed in accordance with the laws of the Republic of the Marshall Islands.

This Voting Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

*          *          *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

[Stockholder]

By:
Name:
Title:

ACCEPTED:

AMCI Products Limited

By:
Name:
Title: